Exhibit (a)(5)(vii)

Wheeler Real Estate Investment Trust Announces Results

of Modified Dutch Auction Tender Offer

Virginia Beach, VA – May 17, 2021 - Wheeler Real Estate Investment Trust, Inc. (the “Company” or “Wheeler”) (NASDAQ: WHLR) announced today the results of its modified Dutch auction tender offer, which expired at 11:59 P.M., Eastern Daylight Time, on Friday, May 14, 2021.

Based on the final count provided to the Company by Computershare, the depositary for the tender offer (the “Depositary”), a total of 103,513 shares of the Company’s Series D cumulative convertible preferred stock, no par value (each, a “Series D Share”) were properly tendered and not withdrawn. Because the tender offer was undersubscribed, the Company will purchase all validly tendered shares from each tendering stockholder at a purchase price of $18.00 per share, for an aggregate cost of $1,863,234.00, excluding fees and expenses relating to the tender offer.

The Company will pay for the Series D Share repurchases with available cash. The Depositary will promptly pay for all Series D Shares accepted for payment pursuant to the tender offer.

The repurchased Series D Shares represent approximately 3.29% of the Series D Shares issued and outstanding as of May 13, 2021.

Compass Point Research & Trading, LLC acted as dealer manager for the tender offer, Equiniti Trust Company acted as information agent for the tender offer, and Computershare acted as the Depositary. Stockholders who have questions or would like additional information about the tender offer may contact the information agent, Equiniti Trust Company, toll-free at (833) 503-4130, and banks and brokers may call the dealer manager, Compass Point Research & Trading, LLC, at (202) 534-1381.

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully integrated, self-managed commercial real estate investment trust (REIT) focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. Please visit: www.whlr.us.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors.